Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Programmer's Paradise, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Programmer's Paradise, Inc., pertaining to the Programmer's Paradise, Inc. 2006 Stock-Based Compensation Plan, of our report dated January 27, 2006, relating to the consolidated financial statements and financial statement schedule of Programmer's Paradise, Inc., which appears in the Annual Report (Form 10-K) of Programmer's Paradise, Inc. for the year ended December 31, 2005.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
August 1, 2006